UNITED STATES

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Washington, D.C. 20549

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Coherus BioSciences, Inc.

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This Schedule 14A relates solely to preliminary communications made prior to furnishing security holders of Coherus BioSciences, Inc. (the “Company”) with a definitive proxy statement related to a proposed transaction in which the Company has agreed to divest its UDENYCA® (pegfilgrastim-cbqv) franchise (the “Proposed Transaction”) to Intas Pharmaceuticals Ltd. subject to the terms and conditions set forth in the Asset Purchase Agreement, dated December 2, 2024.

This Schedule 14A filing consists of the following documents relating to the Proposed Transaction:

1.	Transcript of Business Update Call
2.	Email to Employees Regarding FAQs

Transcript

Business Update Call

Event Details

Date: 2024-12-03

Company: Coherus BioSciences, Inc.

Ticker: CHRS-US

Company Participants

Jodi A. Sievers - Coherus BioSciences, Inc., Vice President, Investor Relations & Corporate Communications

Dennis M. Lanfear - Coherus BioSciences, Inc., Chairman, President & Chief Executive Officer

Bryan McMichael - Coherus BioSciences, Inc., Chief Financial Officer

Rosh Dias - Coherus BioSciences, Inc., Chief Medical Officer

Paul Reider - Coherus BioSciences, Inc., Chief Commercial Officer

Theresa M. LaVallee - Coherus BioSciences, Inc., Chief Development Officer

Other Participants

Michael Nedelcovych - Analyst

Douglas Tsao - Analyst

Reena Patel - Analyst

Brian Cheng - Analyst

MANAGEMENT DISCUSSION SECTION

Operator

Good day, and thank you for standing by.

Welcome to the Coherus Biosciences Conference Call to discuss the UDENYCA divestiture.

At this time, all participants are in a listen-only mode.

After the speakers' presentation, there will be a question-and-answer session.

Please be advised that today's conference is being recorded.

I would now like to hand the conference over to your speaker today, Jodi Sievers, Head of Investor Relations for Coherus.

Please go ahead.

Jodi A. Sievers

Thank you, Shannon.

Good morning and thank you for joining us today.

Earlier today, we issued a press release announcing the divestiture of our UDENYCA franchise to Intas Pharmaceuticals in a transaction valued up to $558 million.

Joining me today to discuss the announcement are Denny Lanfear, Chief Executive Officer of Coherus; Dr. Rosh Dias, Chief Medical Officer; Paul Reider, Chief Commercial Officer; Bryan McMichael; Chief Financial Officer; and Dr. Theresa LaVallee, Chief Development Officer.

I would like to remind you that today's call includes forward-looking statements regarding Coherus' current expectations about future events. These statements include but are not limited to the following. Statements regarding how we will use proceeds from the divestiture, projections of future growth and expenses, whether we will receive any earnout payments, and whether the closing of the divestiture will occur in a timely manner or at all.

All of these forward-looking statements involve substantial risks and uncertainties that are beyond our control and can cause actual results, performance or achievements to differ from those implied by the forward-looking statements.

These statements are not guarantees of future performance and are subject to substantial risks and uncertainties, including risks and uncertainties about our ability to complete the divestiture on a timely basis or at all, and risks and uncertainties inherent in the clinical development process that are discussed in our press release that we issued today, as well as the documents that we filed with the SEC from time to time, including the proxy statement of Coherus, which will be mailed or otherwise disseminated to Coherus stockholders when it becomes available.

Forward-looking statements provided on the call today are made as of this date, and we undertake no duty to update or revise any forward-looking statements.

With that, Denny.

I'll now turn the call over to you.

Dennis M. Lanfear

Thank you, Jodi.

Good morning, everyone, and thank you for joining us on our call. Let me first walk through the details of the transaction and why it's consistent with our overarching strategy.

As we disclosed earlier today, Coherus is divesting the UDENYCA franchise to Intas. In consideration for an upfront cash payment of $483.4 million, plus $75 million in sales-based milestone payments.

Intas will receive our global rights to the UDENYCA family of commercial products, including the UDENYCA prefilled syringe, the UDENYCA autoinjector and UDENYCA ONBODY.

Let me describe for you the rationale for the transaction.

This transaction represents the successful completion of our long-term strategy to focus our commercial and R&D resources on immuno-oncology, on our PD-1 LOQTORZI and novel combinations of LOQTORZI with a number of agents.

As you know, since in-licensing our LOQTORZI in early 2021 from Junshi, we have pursued an overarching strategy to enhance long-term shareholder value and leveraging our biosimilar business to build a highly competitive and sustainable, innovative oncology franchise.

After closing the Surface Oncology acquisition just over a year ago and then divesting CIMERLI and YUSIMRY, this divestiture is a definitive step in that direction.

Secondly, this transaction allows us to monetize and redeploy the significant value we have created with our UDENYCA franchise to maximize the opportunity ahead for our I-O portfolio.

The UDENYCA ONBODY is a highly competitively positioned, raising the brand above others and a catalyst for greater sales. But to realize the franchise's maximal long-term value, a larger, more global organization with multiple biosimilar products in the portfolio is required. There is perhaps greater value in UDENYCA in such hands than in our own.

Third, we must maximize the I-O opportunity because that is how we will both deliver increased patient survival benefits in tough cancers and drive significant value for our shareholders.

This means continuing to build the commercial momentum with LOQTORZI in nasopharyngeal cancer as well as advance our differentiated and diversified pipeline of immunotherapies across a number of single agent combination mid-stage clinical studies, in areas of high unmet need, including HCC (00:05:26) lung and gastric cancers.

With regard to that, LOQTORZI represents a triple value driver of Coherus. First, with our NPC commercial indications where we are well on our way to being the standard of care and favorably positioned.

Second, LOQTORZI in combination with our internal pipeline assets. And then third, via capital efficient external partnerships for additional label expansion opportunities, particularly late-stage registrational studies such as those already underway.

Now, regarding combinations. Our differentiated and diversified portfolio includes antibody, immunotherapy candidates, casdozokitug, as well as CHS-114, our highly selective CCR8 cytolytic antibody, focused on enhancing the innate and adaptive immune responses to enable a robust immunological response and improving outcomes, extending patient survival.

We have global rights to these products and given the exciting emerging clinical data for these programs and their respective tumor types, we also see the potential for ex-US partnerships and the opportunity to offset development costs while monetizing ex-US territory rights.

As we proceed along our strategic trajectory, we will also continue delivering on our key objectives, which are to first drive top line growth with our commercial products.

Second, control and reduce our operating expenses. Third, improve our capital structure. As you have seen, we have delivered on each of these objectives throughout 2024. And in last month's earnings call, we updated you on solid progress.

Going forward, we will continue with the same focus that you have seen before and we'll report to you our progress as we have before.

So, now back to today's announcement. As a result of the UDENYCA transaction, we will have significantly improved our capital structure as we pay down significant majority of our debt, reduce interest payments, and align our operational footprint with our strategic focus.

Looking ahead, we'll begin to see important data readouts for our pipeline in the second half of this year with momentum building through 2026.

Let me now turn it over to our Chief Financial Officer, Bryan McMichael, to discuss that further. Bryan.

Bryan McMichael

Thank you, Denny. Let me briefly review for you the balance sheet implications of the divestiture transaction.

As we announced, the sale price of UDENYCA franchise is up to $558 million, including an upfront payment of$483.4 million, which is subject to an adjustment if the amount of inventory transferred at close is less than projected, which we don't expect to occur.

There are two sales based milestones of $37.5 million each which, if achieved, would be payable within the first five and seven quarters after close, respectively.

Let me make two very positive points, which I believe are important to highlight. First, the transaction is in the efficient use of our accrued net operating losses, which were previously not deemed realizable to offset substantially all of the US federal income taxes related to the divestiture. We estimate that we will pay less than $3 million in such taxes on the transaction.

Secondly, the transaction will facilitate a substantial reduction in our debt, which frankly has been burdensome. Consider that at the beginning of 2024, Coherus had $480 million in debt across two instruments, a senior secured facility of $250 million with effective maturity in October 2025 and a convertible note instrument of $230 million with a maturity in April 2026.

Our debt servicing costs were high, representing an annualized cash interest burden of approximately $38million. We previously paid off a senior secured facility of $250 million. And following close of this transaction, we plan to initiate a process to repay in its entirety the $230 million convertible notes.

Following these deleveraging transactions, Coherus' only debt term loan will be the $38.7 million senior secured term loan, not due until May 2029.

I will summarize the projected improvements in our balance sheet by pointing out that our total convertible notes and term loan will have been decreased from $480 million to $38.7 million, a reduction of 92%, and our annual cash debt servicing costs on these obligations will have been reduced from about $38 million to about$5 million, a reduction of about 87%.

I would further note that at closing, we will pay 40 – about $50 million to buyout the royalty of UDENYCA net sales in accordance with revenue purchase sale agreement that commenced in May. The royalty on LOQTORZI sales remains on the balance sheet and represents about an $11 million liability.

With respect to sales in cash, as we said on our earnings call, we plan to provide an updated Q4 2024 sales projection and Q1 2025 cash projection in early 2025. However, I can say that our current post-transaction projections exceed two years of cash, past (00:11:08) key data readouts in 2026, and we will be very thoughtful about expenditures.

With that, let me turn it over to Rosh to briefly summarize our product pipeline and combination and development strategy. Rosh?

Rosh Dias

Thank you, Bryan. Today, I'll provide you with a recent meaningful update of the NCCN Guidelines for nasopharyngeal carcinoma and a quick snapshot of our combination-based clinical programs, combining toripalimab with a number of agents where eight studies (00:11:38) proceeding across early, mid and late stage development.

Let me start with nasopharyngeal carcinoma where we launched LOQTORZI earlier this year. I'm happy to report that last week, an NCCN, NPC guidelines revision was released and LOQTORZI is now listed as the only preferred regimen for the treatment of advanced NPC, both in first line as the only category on preferred regimen as well as second line and beyond.

Both chemotherapy alone and chemotherapy in combination with other off-label PD-1s have now been downgraded and moved to non-preferred status. These changes are reflective of the strength of LOQTORZI's data and label in NPC, so this is excellent news for patients.

As we have discussed previously, our overarching development strategy is focused on combinations with LOQTORZI.

First, with external partnerships, with late stage development compounds, registration enabling studies where we provide drug but do not share costs. These include with the INOVIO vaccine in head and neck cancer and Junshi's multinational global study with BTLA and LOQTORZI in small cell lung cancer.

Secondly, we're pursuing combinations of our internal, competitively well-positioned clinical stage pipeline assets with LOQTORZI. With casdozokitug, our first-in-class IL-27 targeting antibody we're focused in two therapeutic areas: lung and liver. In non-small cell lung cancer, our ongoing study continues to recruit in advanced disease.

In HCC our study evaluating casdozokitug with toripalimab and bevacizumab is on track to open in the next few weeks, building on the Triplet combination data showing overall response rate of 38% and three complete responses in first line HCC, an increase in ORR and a deepening of responses compared to prior data cuts.

Regarding CHS-114, our CCR8 cytolytic antibody is being combined with toripalimab in two therapeutic areas: first, head and neck cancer; and secondly, gastric cancer.

In head and neck squamous cell carcinoma, a tumor type that's complementary to our existing LOQTORZI indication in NPC, we're proceeding with both monotherapy dose expansion and combination dose escalation with toripalimab, and we'll be moving shortly into further dose optimization.

In gastric cancer, our second line study remains on track to initiate in quarter one 2025, building on the proof of principle data presented at ASCO this year with LaNova's CCR8 antibody in combination with toripalimab.

Given the selectivity and potency of our own CCR8, we believe the CHS-114 toripalimab combination represents a high value opportunity.

Let me now hand the call over to Paul Reider, our Chief Commercial Officer. Paul?

Paul Reider

Thank you, Rosh.

Good morning, everyone. Let me start with UDENYCA. I'm pleased to report that resupply to the market is now well underway. And we are now generating sales for the fourth quarter as we replenish the distribution channel and coordinate with customers to resume UDENYCA prescribing in their respective practices.

Customer response has been very positive. We remain confident that customers will resume UDENYCA prescribing in Q4 with demand and market share acceleration in Q1 and throughout 2025 as UDENYCA franchise remains in a strong competitive position, given its representations as well as strong payer coverage, which will likely get even better in 2025.

We'll provide additional revenue update in January as we better understand the pace of customer adoption dynamics.

Regarding LOQTORZI, the NPC launch continues to progress according to plan. Rosh just described for you some favorable NCCN guidelines changes that further strengthen our overarching strategy to establish LOQTORZI as the new standard of care for eligible NPC patients and better positions LOQTORZI as the preferred regimen.

NPC represents an approximately $150 million to $200 million market opportunity. And we reiterate our belief that LOQTORZI will follow a steady revenue ramp in the near-term, fueled by new patient acquisition with sustained growth over time, which will be driven by duration of treatment as 80% (00:16:09) the long-term value is from early line continuing patients.

And given adoption and duration dynamics we continue to estimate that it will take three to four years for the market potential to fully materialize.

Lastly, let me comment on the overall impact on the commercial team with this divestiture. As the UDENYCA divestiture process unfolds, we'll remain focused on two key commercial priorities.

First, to maintain business continuity with both our UDENYCA and LOQTORZI customers and ensure that patients continue to access our products without disruption.

And second, to ensure that post-transaction we maintain an appropriately sized commercial team, fully enable continued momentum of our LOQTORZI launch and reach maximum commercial opportunity for LOQTORZI as quickly as possible.

With that, I'll turn the call back over to Denny for closing remarks.

Dennis M. Lanfear

Thank you, Paul.

As we have outlined here on today's call, we remain tightly focused on our overarching strategy to enhance long-term shareholder value by building a highly competitive and sustainable, innovative oncology franchise with products that extend patient survival. We are now well positioned for success and look forward to updating you on our progress.

Operator, we'll now be open to take questions.

QUESTION AND ANSWER SECTION

Operator

Thank you.

Our first question comes from the line of Kripa Devarakonda with Truist Securities. Your line isnow open. Unidentified speaker

Question – Unidentified speaker:

Hi, good morning.

This is Bill (00:17:55) on for Kripa. Congratulations on the good news.

 We're wondering which of the three programs do you consider the lowest hanging fruit and probably the fastest path to market.

Answer – Dennis M. Lanfear:

Thanks for your question, Bill.

I have our Chief Development Officer, Theresa LaVallee on the line for that.

Theresa, you want to answer those questions with regard to the low hanging fruit?

Answer – Theresa M. LaVallee:

Yeah.

I mean, I think that I would rate the entire portfolio there with exciting proof-of-concept studies underway.

So, with the casdozokitug, as Rosh mentioned, we've seen activity in first line HCC and we'll continue to update final data cut there.

The tori/bev/casdozokitug Phase 2 randomized study is open and we'll continue to see that progress. We're also incredibly excited about head and neck and gastric cancer for CCR8, with data presented last year at ASCO showing proof-of-concept with toripalimab plus a competitor CCR8 antibody. So, I think you'll continue to see the progression of the pipeline with two promising pipeline assets to advance toripalimab.

Answer – Dennis M. Lanfear:

Thank you, Bill (00:19:24).

Operator

Thank you.

Unidentified speaker

Question – Unidentified speaker:

Thank you.

Operator

Our next question comes from the line of Michael Nedelcovych with TD Cowen. Your line is now open.

Analyst:

Michael Nedelcovych

Question – Michael Nedelcovych:

Thank you for the questions.

I have a couple.

First, apologies if I missed it, but what UDENYCA royalties are you now entitled to?

And as it relates to the milestone payments, what do you think is the probability of receiving those and what is the likely timing of those payments?

And then as it relates to pipeline.

In your release, you cite two data readouts in 2026.

I know you've laid outgeneral development plans for various pipeline candidates, but what do you view as the most important readout that we should anticipate in that year specifically?

Answer – Dennis M. Lanfear:

Great.

So, let me take that.

I'll let Theresa to handle the pipeline 2026 readout lastly.

But first of all, there is a royalty associated with the UDENYCA that will be paid off with this transaction, and that amounts to about $54 million to pay offin the resolution of that royalty.

So, in the context of divesting UDENYCA, we also paid that royalty off which included that amount.

With respect to the future milestones, which are $75 million and those are split into two pieces, both $37.5 million in two tranches associated with two levels of four quarter running sales, one five quarters out post-close, one seven quarters out post-close. We feel very confident about that actually UDENYCA is very, very, very competitively positioned in the market, particularly the ONBODY device has seen very strong adoption, very high customer satisfaction and strong patient benefit. And really it's done very well in particular with the non-340B segment.

So, we feel very confident about those royalties. They are, of course, to be realized in the future, but they're there because we think that we can hit them.

And then lastly, with respect to the pipeline and the readouts to 2026, perhaps, Rosh, do you want to take a shot at that for Michael?

Answer – Rosh Dias:

Yeah, absolutely.

Thanks, Michael.

So, we outlined the programs.

We have two programs with casdozo.

We have two programs with CHS-114 both in combination with toripalimab.

We anticipate data in quarter one 2026 for the planned studies in particularly in terms of CHS-114. So, head and neck will be moving into a dose expansion and dose optimization study which we'll report in the first half of 2026.

And then secondly, our gastric cancer study, which we anticipate starting in the first quarter of next year. Again, that will be a global study that we anticipate will report some initial data in the first half of 2026 as well.

So, those are the two key data sets that we'll be reporting then. And then, of course, we have the ongoing programs also with casdozo, which we'll report ongoing data as we move forward with the respective trials.

Answer – Dennis M. Lanfear:

Thank you for your thoughtful questions, Michael.

Question – Michael Nedelcovych:

Thank you.

Operator

Thank you.

Our next question comes from the line of Douglas Tsao with H.C. Wainwright.

Your line is now open.

Analyst:

Douglas Tsao

Question – Douglas Tsao:

Hi.

Good morning.

Thanks for taking the questions.

I guess, first one, I'm just curious, given much more – greater flexibility you do have on from a balance sheet standpoint, does it change your approach to R&D in any way?

Obviously, you've been focused in the near-term with doing a lot of partnerships because that was very sort of cash efficient. And does that shift in any way and you sort of focus on some of new indications with your existing portfolio of agents?

Thank you.

Answer – Dennis M. Lanfear:

Thanks, Doug.

No, I think that we have a very thoughtful way that we approach R&D.

First of all, with combination studies, we have two registration studies in which toripalimab LOQTORZI is being used and we simply supply a drug. We don't pay clinical cost. And I think that's quite favorable for us.

And our other strategy, of course, is to advance our own products such as casdozokitug again and our CCR8moiety with toripalimab.

Those will be on our own dime. However, as I pointed out in my prepared remarks, we do foresee ex-US licensing of those assets which we have global rights, so we can do ex-US licensing in which those partners could be expected to pay both upfront and additional royalties and contribute to clinical costs. So that's our strategy for spreading the clinical cost globally across two or three different territories.

And then lastly, we also have some early stage focus with toripalimab with various agents. And that product is – I should say those projects are just getting going now.

But overall, I think that our clinical development strategy is very coherent and it's going to be exactly as it was.

Question – Douglas Tsao:

And just as a follow-up, I'm just curious, from a commercial standpoint, does the divestiture sort of allow you to focus more resources on the LOQTORZI launch?

And does that sort of greater attention perhaps help you get up the launch curve a little faster?

Thank you.

Answer – Dennis M. Lanfear:

Yeah.

That's a great question, Doug.

Let me have Paul Reider, our Chief Commercial Officer, address that particular one for you.

Paul?

Answer – Paul Reider:

Yeah.

Thanks for your question, Doug.

Yeah, no question we'll be able to, post transaction, be able to focus now all of our commercial resources against LOQTORZI and NPC.

The team presently sold both UDENYCA and LOQTORZI. And so, as we get post-close and with the final footprint, we'll be able to now dedicate entire resources both in the personnel (00:26:00) promotion side, along with our digital efforts to driving the LOQTORZI ramp.

So, I think that in combination with the NCCN Guidelines really enable us now going into 2025 with real strong momentum. So, we're making great progress with the LOQTORZI launch. It's going very well. And so, I think this will continue to help us accelerate that launch further.

Answer – Dennis M. Lanfear:

Thanks, Paul.

Doug, I think the revision in the NCCN guideline is worth noting just once again from Dr. Dias as because I think that really positions us a standard of care for NPC.

Rosh, can you just recap briefly what the changes are with the guidelines?

Answer – Rosh Dias:

Yeah, absolutely.

Doug, thanks for the question.

So, as I mentioned last week, there was a revision that was released which really is very reflective of the strength of the data with LOQTORZI and also the label itself.

And there were a couple of key changes.

So, basically, we are now the only preferred agents for the treatment of NPC. There has been a downgrading of chemotherapy alone into other recommended regimens that are non-preferred and also similarly other off-label PD-1s in conjunction with chemotherapy has also been downgraded to other recommended regimens.

So, again, very reflective of the strength of the data and the fact that we are the only approved, FDA approved therapy for NPC.

Answer – Dennis M. Lanfear:

(00:27:36) is a great place, Paul's team is well prepared to sharpen their focus with respect to NPC.

Question – Douglas Tsao:

And just a final point on the NCCN Guidelines.

I mean, does this help from an access standpoint in terms of just really sort of putting the onus on accounts to make sure that they are –have LOQTORZI on formulary?

Answer – Dennis M. Lanfear:

Paul?

Answer – Paul Reider:

No question, Doug.

Absolutely.

Any time there's a change in NCCN Guidelines, that enables the opportunity of our field team to discuss these changes with providers.

And importantly, what we'll be endeavoring to do now over the next quarters or two will be to work with the accounts to translate those NCCN guideline changes into their individual account order sets and pathways to ensure that those are reflective of the NCCN Guidelines in which LOQTORZI plus chemo is the preferred first line treatment for appropriate patients in the early recurrent stage or first line metastatic or that LOQTORZI monotherapy is the first line or is the (28:54) treatment for patients with second line plus.

So, that's how we'll be endeavoring now to translate the NCCN changes into the account level pathways. Andof course working with payers and other stakeholders as well.

Answer – Dennis M. Lanfear:

Thanks, Doug.

Operator

Thank you.

Question – Douglas Tsao:

Great.

Thank you so much.

Operator

Our next question comes from the line of Reena Patel with Citi.

Your line is now open.

Analyst:

Reena Patel

Question – Reena Patel:

Hi.

Thanks for taking my question.

I just wanted to ask if you could give any more color on how competitive the bidding process was for the UDENYCA sale.

Wondering how long the process might have kind of took, and if the packaging capacity issue from a few months ago was causing any sort of delay or pushing out the sale?

Answer – Dennis M. Lanfear:

Hi.

Thank you for your question (00:29:48).

Yeah, I think you raised a very good point.

The supply interruption issue occurred mid-process.

And so, that was somewhat problematic to address.

But I would just make two key points.

The first key point is, is that the UDENYCA franchise with the ONBODY and the autoinjector and so forth clearly still very, very strong momentum through 2024. I think you saw the Q3 results were just really outstanding, 30% increase in share and so on.

And so, I think that the participants in the process were well aware that this was an interim blip with respect to UDENYCA although overall, we did complete this particular juncture. I would be frank with you that it did require a bit of choreography. But I think in the end, the strength of the franchise and the strength of UDENYCA brand carried the day.

Question – Reena Patel:

Great.

Thanks...

Answer – Dennis M. Lanfear:

Thank you for your question.

Question – Reena Patel:

...for taking my question and congrats on the news.

Operator

Thank you.

Our next question comes from the line of Brian Cheng with JPMorgan.

Your line is now open.

Analyst:

Brian Cheng

Question – Brian Cheng:

Good morning.

Thanks for taking our questions.

I guess, you know, just to kind of follow up on the last question, just curious if you can give a better sense of the timing of the divestiture decision.

Why does it make sense now to do a deal as we are starting to see a ramp up in your ONBODY uptick?

And we have a couple of follow ups.

Thank you.

Answer – Dennis M. Lanfear:

Hi Brian, I think that very clearly, as I indicated in my remarks, UDENYCA was on an upward trajectory.

And I think that it's had significant share increase.

And I think it was an opportune time for a larger team, global team and you know, with more biosimilars really to take this product to the next level.

When you look at a product like UDENYCA, you have to realize that your product may have higher value in the hands of someone else with greater resources and a larger company than with us. Small companies, in my view, are very, very proficient at innovation that's a well trend path in biopharma.

So we're going to focus on innovation and delivering patient survival benefit. And I'm very, very proud to bean early pioneer in the biosimilar space. But I think it's appropriate time for us to complete the strategic arc for us with our strategy.

Question – Brian Cheng:

And it says on a modeling side, and how much of a – as you estimate, cost saving could we expect after the transaction as we start thinking through 2025 quarter-by-quarter, can you kind of walk us through how much saving we expect throughout the year?

Answer – Dennis M. Lanfear:

Yeah, Brian, we're currently working on that model.

There's a number of things that we're going to talk about in early January, such as, you know, revenue results and cash and so on.

So, we would just ask for your patience a little bit. As you know, Paul goes ahead with the resupply efforts and we do a few more things, but we'll be prepared to talk about that sometime in the first two weeks of January.

Question – Brian Cheng:

Great.

Thank you.

Answer – Dennis M. Lanfear:

Thank you, Brian.

Operator

Thank you.

And I'm currently showing no further questions at this time.

I'd like to hand the call back over to Denny Lanfear for closing remarks.

Thank you, operator.

And thank you all for joining us today on the call. I just want to point out that members of our team will be participating in the Citi Conference today in Miami, where our Chief Development Officer, Dr. Theresa LaVallee, will be seen on a panel discussing novel mechanisms in oncology and where we will also be conducting one on one meetings with conference participants.

Have a great day.

Thank you.

Operator

Goodbye.

This concludes today's conference call.

Thank you for your participation.

You may now disconnect.

Forward-Looking Statements

The statements in this communication include express or implied forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act about the proposed transaction between Coherus BioSciences, Inc. (the “Company”) and Intas Pharmaceuticals Ltd. (“Intas”) that involve risks and uncertainties relating to future events and the future performance of the Company and the UDENYCA business. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Words such as “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “future,” “opportunity,” “likely,” “target,” variations of such words, and similar expressions or negatives of these words are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Examples of such forward-looking statements include, but are not limited to, express or implied statements regarding: the asset purchase agreement and related matters, including, but not limited to, the ability to satisfy the closing conditions to consummate the proposed transaction at all or in the estimated time; prospective performance and opportunities with respect to the Company or the UDENYCA business; post-closing operations and the outlook for the Company or the UDENYCA business; the Company’s targets, plans, objectives or goals for future operations, including those related to the UDENYCA business, product candidates, research and development, and product candidate approvals; future receipt of sales milestone payments from the proposed transaction; projections of or targets for cost savings related to transfers of employees and reductions in indebtedness; projections of the amount of time that the Company’s will be able to operate using its cash balance and proceeds from the proposed transaction; statements about the potential uses of proceeds from the transaction and the assumptions underlying or relating to such statements.

These forward-looking statements are based on the Company’s current plans, estimates and projections. By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, assumptions and changes in circumstances, many of which are beyond the control of the Company. A number of important factors, including those described in this communication, could cause actual results to differ materially from those contemplated in any forward-looking statements. Factors that may affect future results and may cause these forward-looking statements to be inaccurate include, without limitation: uncertainties as to the timing for completion of the proposed transaction; uncertainties as to the Company’s ability to obtain the approval of its stockholders required to consummate the proposed transaction; the possibility that competing offers will be made by third parties; uncertainties of payment of the earn-outs in the future; the occurrence of any event, change or other circumstance that may give rise to a right of one or both of Intas and the Company to terminate the Asset Purchase Agreement; the possibility that the proposed transaction may not be completed in the time frame expected by the Company including on a timely basis or at all, including due to the possibility that a governmental entity may prohibit, delay, or refuse to grant approval, if required, for the consummation of the proposed transaction (or only grant approval subject to adverse conditions or limitations); the proposed transaction disrupts the Company’s current plans and operations or diverts the attention of the Company’s management or employees from ongoing business operations; the risk that the Company may not realize the anticipated benefits of the proposed transaction in the time frame expected, or at all; the effects of the proposed transaction on relationships with the Company’s employees, suppliers, business or collaboration partners or governmental entities, or other third parties as a result of the proposed transaction; the ability to retain and hire key personnel; significant or unexpected costs, charges or expenses resulting from the proposed transaction; the potential impact of unforeseen liabilities, future capital expenditures, revenues, costs, expenses, earnings, economic performance, indebtedness, financial condition and losses on the future prospects, business and management strategies for the management, expansion and growth of the Company after the consummation of the proposed transaction; potential negative effects related to this announcement or the consummation of the proposed transaction on the market price of the Company’s common stock and/or the Company’s operating or financial results; uncertainties as to the long-term value of the Company’s common stock; and the nature, cost and outcome of any litigation and other legal proceedings involving the transaction, the Company or its directors, including any legal proceedings related to the proposed transaction.

While the foregoing list of factors presented here is considered representative, no list should be considered to be a complete statement of all potential risks and uncertainties. There can be no assurance that the transaction described above will in fact be consummated in the manner described or at all. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements see the section entitled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2024, filed with the SEC on November 6, 2024, as updated by the Company’s subsequent periodic reports filed with the SEC and, when available, the proxy statement of the Company relating to the proposed transaction. Any forward-looking statements speak only as of the date of this communication and are made based on the current good faith beliefs and judgments of the Company’s management, and the reader is cautioned not to rely on any forward-looking statements made by the Company. Unless required by law, the Company is not under any duty and undertakes no obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company expects to file with the SEC a proxy statement on Schedule 14A, and it may also file other documents regarding the proposed transaction with the SEC. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN, IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION, RELATED MATTERS AND THE PARTIES TO THE PROPOSED TRANSACTION.

You may obtain a free copy of the proxy statement and other relevant documents (if and when they become available) that are or will be filed with the SEC for free at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at https://investors.coherus.com/sec-filings or by contacting the Company’s Investor Relations Department at IR@coherus.com.

Participants in the Solicitation

The Company and certain of its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement for its 2024 Annual General Meeting, which was filed with the SEC on April 15, 2024 and other documents that may be filed from time to time with the SEC. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests in the proposed transaction, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the proposed transaction when such materials become available.

To: All Employees Email

From: Rebecca Sunshine

December 3, 2024

Subject: FAQs for Selected Employees Transferring to Accord BioPharma

Hi Everyone,

Thank you for joining our Companywide Conference Call today. As I mentioned on the call, I developed the attached FAQs for employees who will be transferring to Accord BioPharma next year to continue working with UDENYCA, in collaboration with Accord’s Human Resources. There is a “Friendly Reminder” section on page 5 that is relevant to all current Coherus Employees. Please remember that everything is “business as usual” with UDENYCA and Loqtorzi until the close of the deal in Q1 2025.

Please feel free to contact me at anytime with questions.

Thank you, Rebecca

Rebecca Sunshine

Chief Human Resources Officer

TEL [***]

CELL [***]

333 Twin Dolphin Drive, Suite 600

Redwood City, CA 94065

Additional Information and Where to Find It

In connection with the proposed transaction, the Company expects to file with the SEC a proxy statement on Schedule 14A, and it may also file other documents regarding the proposed transaction with the SEC. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN, IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION, RELATED MATTERS AND THE PARTIES TO THE PROPOSED TRANSACTION.

You may obtain a free copy of the proxy statement and other relevant documents (if and when they become available) that are or will be filed with the SEC for free at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at https://investors.coherus.com/sec-filings or by contacting the Company’s Investor Relations Department at IR@coherus.com.

Participants in the Solicitation

The Company and certain of its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement for its 2024 Annual General Meeting, which was filed with the SEC on April 15, 2024 and other documents that may be filed from time to time with the SEC. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests in the proposed transaction, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the proposed transaction when such materials become available.